Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
CONTACT: Jeff Thomas
(509) 534-6200
Ambassadors Group Declares Quarterly Dividend, Stock Split, and Increased Repurchase Program
Spokane, WA – August 12, 2005
Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors declared a quarterly dividend, a two-for-one stock split, and an increase to its authorized stock repurchase program.
The Company’s board of directors approved the quarterly cash dividend at $0.13 per share, to be paid on September 9, 2005 to all common shareholders of record on August 26, 2005. Each quarter, the Company’s board of directors will review the dividend payment assessing the amount, timing and alignment with its strategic direction.
The Company also announced today that the board of directors approved the repurchase of an additional $9 million of the Company’s common stock. The total amount now authorized for repurchase is $14 million, of which the Company has already repurchased approximately $4.2 million pursuant to a repurchase program approved by the board of directors in May, 2004. The repurchase program provides for buying stock on the open market or through negotiated transactions and retiring the shares to the Company’s treasury. The Company will determine the timing, the price and the number of shares to be repurchased under the program.
In addition, the Company’s board of directors announced today that it approved a two-for-one common stock split. The stock split will be implemented in the form of a 100% stock dividend payable on September 15, 2005 to stockholders of record on August 31, 2005. The stock dividend will represent a tax-free distribution to shareholders. After the split, approximately 20.4 million shares will be outstanding.
Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “We are pleased to announce today a set of actions designed to deliver increased value to our shareowners. First, the board of directors approved another quarterly dividend, raising our year-to-date distributions to approximately $4 million. Second, we will continue to return value to our shareowners through our share buyback program. Third, for the first time, we will be increasing our float by approximately 10.2 million shares through the stock split. Taken together, we believe that these initiatives will continue to provide benefits to our shareowners and enhance the long term value of our organization.”
Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and their counterparts in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Playa Vista, California; Denver, Colorado; and Washington, D.C.

Forward-Looking Statements
This press release contains forward-looking statements regarding our management focus and expertise. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 15, 2005, proxy filed April 14, 2005, and 10Q filed August 9, 2005.

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